UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2013 (September 30, 2013)

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On September 30, 2013, Hooper Holmes, Inc. (the “Company”) entered into the First Amendment to Asset Purchase Agreement and Agreement (the “Purchase Agreement Amendment”) with Piston Acquisition, Inc. (“Piston”), which amended certain terms of the Asset Purchase Agreement by and among the Company and Piston, dated August 15, 2013 (as amended, the “Asset Purchase Agreement”). Disclosures relating to the Purchase Agreement Amendment can be found in the second paragraph of Item 2.01 and are incorporated by reference in this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets

On September 30, 2013, the Company completed the sale of certain assets comprising its Portamedic service line to Piston. Pursuant to the terms of the Asset Purchase Agreement, the Company sold assets associated with its Portamedic service line, including, among other thing, fixed assets and intellectual property, to Piston, and Piston assumed certain specified liabilities (the “Portamedic Disposition”). The adjusted purchase price was approximately $8.1 million in cash, subject to adjustment (the “Purchase Price”), of which $2.0 million (the “Holdback Amount”) was held back by Piston as security for the Company’s obligations and agreements under the Asset Purchase Agreement and certain other agreements between the Company and Piston. The Holdback Amount will be released as follows: within three business days after the date on which final closing adjustments for inventory and other current assets are determined and paid to Piston (the “Closeout Date”) (and after giving effect to any deductions from the Holdback Amount prior to such date), Piston will pay to the Company all amounts, if any, in excess of $1.0 million and the remaining $1.0 million of the Holdback Amount, less any deductions with respect to indemnification claims and any amounts in respect of any indemnification claims then in dispute, will be paid to the Company on the first anniversary of the Closeout Date.

The Purchase Agreement Amendment amends the Asset Purchase Agreement to, among other things, provide that (1) if Piston incurs any losses relating to any governmental inquiry received by Piston or the Company within 18 months of the closing date, the Company will pay for one-half of such losses, up to $100,000, (2) if Piston elects to pursue, prosecute, defend, settle, compromise, appeal or take other actions with respect to certain matters relating to matters disclosed by the Company to Piston pre-closing (“Pre-Closing Matters”), the Company will cooperate with Piston (including joining in any legal proceeding related to such matters) and pay for one-half of all losses in connection with such matters, up to $100,000 and (3) Piston or its designees will make required payments for rents, charges, maintenance fees and all utility services to the Company associated with Piston’s or such designee’s occupancy of each premises that is the subject of a Company lease to be assumed by Piston or its designees, but the assignment of which was not completed by closing, until such time as the lease is duly assigned (or otherwise superseded by an agreement between Piston and the applicable landlord). The Company has agreed to bear all liability relating to the occupancy arrangement referenced in clause (3) of the immediately preceding sentence, other than with respect to the payment obligations described in such clause (3). With respect to Pre-Closing Matters, the Company also agreed that in the event Piston elects to pursue a claim relating to a Pre-Closing Matter and desires to add the Company as a plaintiff, Piston and the Company will cooperate to select counsel and to jointly prosecute such claim, but Piston will control such claim.

There are no relationships between the Company, any of its affiliates, any director or officer of the Company, or any associate of any such director or officer, and Piston, or any of its affiliates.

See Item 9.01(b) for pro forma financial information related to the Portamedic Disposition.

Additional details regarding the Asset Purchase Agreement are provided in the Current Report on Form 8-K previously filed by the Company on August 21, 2013.

Item 9.01    Financial Information and Exhibits

(b) Pro Forma Financial Information

The Unaudited Pro Forma Consolidated Statements of Operations for the fiscal years ended December 31, 2011, and December 31, 2012, and the six-month periods ended June 30, 2013 and 2012, the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013 and the Notes to Unaudited Pro Forma Consolidated Financial Statements of the Company, which reflect the disposition described in Item 2.01 are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated by reference herein.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the sale been consummated as of the dates indicated or of the operating results that may be obtained or the Company’s financial condition in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s audited consolidated financial statements and accompanying notes as of and for the years ended December 31, 2011 and 2012, the unaudited consolidated financial statements as of and for the six months ended June 30, 2013 and 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in the Company’s Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2013.

(d) Exhibits

Exhibit No.	Description
99.1
Unaudited Pro Forma Consolidated Statements of Operations for the fiscal years ended December 31, 2011 and 2012 and for the six months ended June 30, 2013 and 2012, and the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2013 of Hooper Holmes, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:    October 4, 2013
By: /s/ Thomas E. Collins
Thomas E. Collins
Senior Vice President and
Chief Financial Officer